Exhibit 23

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Capstone Green Energy Corporation on Form S-3 (File Nos. 333-232867 and 333-254547) and Form S-8 (File Nos. 333-234578, 333-223126, 333-221695, 333-184033, and 333-259569) of our report dated July 13, 2022, with respect to our audits of the consolidated financial statements of Capstone Green Energy Corporation as of March 31, 2022 and 2021 and for each of the two years in the period ended March 31, 2022, which report is included in this Annual Report on Form 10-K of Capstone Green Energy Corporation for the year ended March 31, 2022.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

July 13, 2022